Exhibit 3.(i).1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FIRST TRANSACTION MANAGEMENT, INC.

First Transaction Management, Inc. (hereinafter called the “corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The present name of the corporation (hereinafter called the “corporation”) is First Transaction Management, Inc.; and the name under which the corporation was originally incorporated is Creative Products International, Inc.; and the date of filing the original certificate of incorporation of the corporation with the Secretary of State of the State of Delaware is March 25, 1999.

SECOND: The certificate of incorporation of the corporation is hereby amended by striking out Article IV thereof and by substituting in lieu thereof new Article IV which is set forth in the Restated Certificate of Incorporation hereinafter provided for.

THIRD: The provisions of this certificate of incorporation of the corporation as heretofore amended and/or supplemented and as herein amended, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Restated Certificate of Incorporation of First Transaction Management, Inc. without any further amendment other than the amendment herein certified and without any discrepancy between the provisions of the certificate of incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

FOURTH: The amendment and the restatement of the certificate of incorporation herein certified have been duly adopted by the stockholders in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware. Prompt written notice of the adoption of the amendment and of the restatement of the certificate of incorporation herein certified has been given to those stockholders who have not consented in writing thereto, as provided in Section 228 of the General Corporation Law of the State of Delaware.

FIFTH: The certificate of incorporation of the corporation, as amended and restated herein, shall at the effective time of this Restated Certificate of Incorporation, read as follows:

“RESTATED CERTIFICATE OF INCORPORATION

OF

FIRST TRANSACTION MANAGEMENT, INC.”

FIRST: The name of the corporation is First Transaction Management, Inc. (hereinafter called the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 9 East Lookerman Street, in the City of Dover, in the County of Kent, in the State of Delaware 19901. The name of its registered agent at that address is National Corporate Research, Ltd.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The Corporation shall have authority to issue an aggregate of One Hundred Fifty Million (150,000,000) shares of capital stock, of which Twenty Five Million (25,000,000) shares shall be classified as Preferred Stock, par value $.01 per share, and One Hundred Twenty Five Million (125,000,000) shares shall be classified as Common Stock, par value $.01 per share. Each twenty (20) shares of Common Stock outstanding at 9:00 a.m. on August 1, 2008 shall be deemed to be one share of Common Stock of the Corporation, par value $.01 per share.

The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock and the Common Stock of the Corporation are set forth in the following provisions:

A. PREFERRED STOCK

I. The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the Preferred Stock in series and by filing a certificate pursuant to the Delaware General Corporation Law to establish the number of shares to be included in each series. The Preferred Stock may be issued either as a class without series, or if so determined from time to time by the Board of Directors, either in whole or in part in one or more series, each series to be appropriately designated by a distinguishing number, letter or title prior to the issue of any shares thereof. Whenever the term “Preferred Stock” is used in this Certificate of Incorporation, it shall be deemed to mean and include Preferred Stock issued as a class without series, or one or more series thereof, or both unless the context shall otherwise require.

II. There is hereby expressly granted to the Board of Directors authority to fix the voting power, the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of said Preferred Stock in the resolution or resolutions adopted by the Board of Directors providing for the issuance of said Preferred Stock.

B. COMMON STOCK

          I. Subject to the provisions of law and the preferences of the Preferred Stock, dividends may be paid on the Common Stock of the Corporation at such time and in such amounts as the Board of Directors may deem advisable.

          II. The Board of Directors of the Corporation is authorized to effect the elimination of shares of its Common Stock purchased or otherwise reacquired by the Corporation from the authorized capital stock or number of shares of the Corporation in the manner provided for in the General Corporation Law of Delaware.

C. General

          I. No holder of Common Stock or Preferred Stock shall have any pre-emptive right to subscribe to stock, obligations, warrants, rights to subscribe to stock or other securities of any class, whether now or hereafter authorized.

          II. Subject to the provisions of law and the foregoing provisions of this Amended and Restated Certificate of Incorporation, the Corporation may issue shares of its Preferred Stock or Common Stock, from time to time for such consideration (not less than the par value or stated value thereof) as may be fixed by the Board of Directors, which is expressly authorized to fix the same in its absolute and uncontrolled discretion, subject as aforesaid. Shares so issued, for which the consideration has been paid or delivered to the Corporation, shall be deemed fully paid stock, and shall not be liable to any further call or assessments thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

FIFTH: The name and mailing address of the incorporator is: Karen S. Johnson, c/o Bryan Cave LLP, 245 Park Avenue, New York, New York 10167-0034.

SIXTH: The election of directors need not be by written ballot unless the by-laws so provide.

SEVENTH: The Board of Directors of the Corporation is authorized and empowered from time to time in its discretion to make, alter, amend or repeal by-laws of the Corporation, except as such power may be restricted or limited by the General Corporation Law of the State of Delaware.

EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

NINTH: Anything to the contrary in this Certificate of Incorporation notwithstanding, no director shall be liable personally to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided however, that nothing in this paragraph shall eliminate or limit the liability of a director (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which such director derived an improper personal benefit. The modification or repeal of this Article Ninth shall not affect the restriction hereunder of a director’s personal liability for any act or omission occurring prior to such modification or repeal.

Executed on this 31st day of July, 2008

By:	/s/ Susan Schreter

Chairman of the Board and
Chief Executive Officer